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                                                                    EXHIBIT 4.6


                                   EXHIBIT B

                      NON-STATUTORY STOCK OPTION AGREEMENT

                                MICROGRAFX, INC.

                        1995 DIRECTOR STOCK OPTION PLAN


     AGREEMENT made <<grantdate>> between MICROGRAFX, INC. (the "Company") and <<first>> <<last>> (the "Director").

     WHEREAS, the Company has granted to the Director (all references herein to Director shall be references to his beneficiary during any period, following his death, during which such beneficiary may exercise this Option) a Non-statutory Stock Option to purchase <<optshares>> shares under and for the purposes of the Company's 1995 Director Stock Option Plan ("Plan") which has been approved by its shareholders; and

     WHEREAS, the Company and the Director understand and agree that any terms used herein have the same meanings as in the Plan, a copy of which is available to the Director at his request, and which is incorporated herein and made a part of this Option as if fully set forth in this Option (references to, and paraphrases of, certain provisions of the Plan are for emphasis to help inform the Director, and the inclusion or omission of references to the Plan provisions are not intended to modify the foregoing incorporation of the Plan by reference) and the terms of this Option and the Plan shall be construed so as to harmonize, but, in the case of any inconsistency between the terms of this Option and the terms of the Plan which cannot reasonably be harmonized, the terms of the Plan shall control.

     NOW, THEREFORE, in consideration of the mutual covenants herein set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. GRANT OF NON-STATUTORY OPTION

     The Director shall have the right and option to purchase all or any part of an aggregate of <<optshares>> shares on the terms and conditions and subject to and with the benefit of all the limitations set forth herein and in the Plan, which, as provided above, is incorporated herein by reference. The Director acknowledges receipt of a copy of the Plan.

2. PURCHASE PRICE

   The purchase price of the Shares shall be <<grantpri>> per share.

3. EXERCISE OF OPTION

   This Option shall become exercisable, in whole or in part and cumulatively, in 25 percent increments on each anniversary of the Date of Grant.

     <<v1shares>> shares on <<v1date>>
     <<v2shares>> shares on <<v2date>>
     <<v3shares>> shares on <<v3date>>
     <<v4shares>> shares on <<v4date>>

4. TERM OF OPTION

     The Option, if not previously exercised or expired, shall automatically expire on the earlier of (i) the date on which the Director no longer is an Eligible Director except by reason of becoming an employee of the Company or death, and in the case of death the beneficiary to which his rights under this Option are transferred shall have the same rights hereunder as the Director, but only until the first anniversary of the Director's date of

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death, at which time this Option, unless previously exercised or expired, will expire, and (ii) the fifth anniversary of the Date of Grant.


5.   EXERCISE OF OPTION AND ISSUE OF STOCK

     The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Company at its principal office accompanied by payment in cash of the full consideration for the Shares to be exercised. Such written notice shall be signed by the Director, shall state the number of Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required by
Section 6 of this Option and shall otherwise comply with the terms and conditions of this Option and the Plan. Reasonably promptly following receipt by the Company of such written notice of exercise, and the payment of the exercise price, the Company shall deliver to the Director an appropriate certificate or certificates for the Shares.

6.   PURCHASE FOR INVESTMENT

     Unless the Shares to be issued upon the exercise of this Option have been effectively registered under the Securities Act of 1933 as now in force or hereafter amended, the Company shall be under no obligation to issue the Shares covered by such exercise unless the Director shall warrant to the Company, at the time of such exercise, that the Director is acquiring the Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and in such event the Director shall be bound by the provisions of the following legend which shall be endorsed upon the certificates evidencing the Shares;

      "The Shares represented by this Certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee in the absence of an effective registration statement for the shares under the Securities Act of 1933 or an opinion of counsel satisfactory to the Company that an exemption from registration is then available."

7.   NOTICES

     Any notices required or permitted by the terms of this Option shall be given by registered or certified mail, return receipt requested, addressed, in the case of the Company, to the Office of Treasurer at the Company's home office address and, in the case of the Director, at his last address as listed on the Company's records, or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the date it is mailed in accordance with the foregoing provisions.

8.   ENTIRE AGREEMENT

     The granting of this Option, without limitation, shall not confer upon the Director the right to continue as a Director of the Company, and represents the entire agreement between the Company and the Director with respect to the shares of the Company and options with respect to such shares, and, without limitation, supersedes and replaces all prior agreements between the Company and the Director with respect to such shares or any options.

     IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and its corporate seal to be hereto affixed by its duly authorized representative and the Director has hereunto set his hand, all on the day and year first above written.


By:
     _________________________
     Chairman



     _________________________
     <<first>> <<last>>



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